Exhibit (99.13)
Excerpts from Section B of « 2009-2010 Budget — Budget Plan », March 19, 2009.
TABLE B.3
Detailed economic outlook for Québec
(percentage change, except where otherwise indicated)

	2008	2009	2010
Outlook
Real gross domestic product	0.8	- 1.2	1.9
- 2008-2009 Budget	1.5	2.0	2.2
Gross domestic product	2.4	- 0.1	3.9
- 2008-2009 Budget	3.2	3.5	3.9
Components of GDP (in real terms)
Consumption	3.8	1.2	2.2
- 2008-2009 Budget	3.1	2.2	1.9
Business nonresidential investment	2.6	- 8.4	6.4
- 2008-2009 Budget	7.4	5.5	3.1
International exports	- 3.4	- 8.3	2.3
- 2008-2009 Budget	- 0.6	3.3	4.8
International imports	1.7	- 2.3	4.1
- 2008-2009 Budget	5.4	3.9	4.0
Other economic indicators
Nominal consumption	5.1	1.6	3.9
- 2008-2009 Budget	4.3	3.8	3.4
Housing starts (thousands)	47.9	38.8	37.3
- 2008-2009 Budget	44.6	38.5	38.5
Personal income	3.5	1.1	2.6
- 2008-2009 Budget	3.1	3.2	3.3
Wages and salaries	2.9	0.5	3.0
- 2008-2009 Budget	2.9	3.2	3.3
Corporate profits	4.4	- 15.3	9.7
- 2008-2009 Budget	2.6	2.8	6,6
Consumer prices	2.1	0.4	2.0
- 2008-2009 Budget	1.4	1.8	1.7
Labour market
Job creation (thousands)	30.0	- 62.9	29.5
- 2008-2009 Budget	45.0	34.2	35.8
Unemployment rate (%)	7.2	8.9	9.1
- 2008-2009 Budget	7.0	6.9	6.7
Sources:   Institut de la statistique du Québec, Statistics Canada and ministère des Finances du Québec.

B.32

TABLE B.5
Canadian financial markets
(percent, except where otherwise indicated)

	2008	2009	2010
Benchmark overnight lending rate	3.0	0.6	1.0
- 2008-2009 Budget	3.6	4.1	4.3
3-month Treasury bills	2.4	0.6	1.2
- 2008-2009 Budget	3.5	4.2	4.2
Government of Canada 10-year bonds	3.6	2.9	3.7
- 2008-2009 Budget	4.1	4.6	4.9
Canadian dollar (in cents U.S.)	93.3	82.4	91.6
- 2008-2009 Budget	99.0	95.5	95.0
Sources: Bank of Canada and ministère des Finances du Québec.

B.39